Exhibit (d)(3)

POWER OF ATTORNEY

Each of the undersigned does hereby appoint Craig R. Stapleton his, her or its true and lawful attorney-in-fact, for the purpose of, from time to time, executing in his, her or its name and on his, her or its behalf, the Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO to be filed by Stapleton Acquisition Company, Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust, and any and all amendments thereto, which such attorney-in-fact shall determine to be necessary or appropriate to comply with the reporting requirements of Sections 14(d) and 13(e) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and filing the same with the U.S. Securities and Exchange Commission on behalf of the undersigned, and delivering, furnishing or filing any such documents as exhibits thereto, and giving and granting to such attorney-in-fact the power and authority to act in the premises as fully and to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Any such determination by the attorney-in-fact shall be conclusively evidenced by such person’s execution, delivery, furnishing or filing of the applicable document. This power of attorney shall remain in effect until expressly revoked in writing by the undersigned.

Date: March 23, 2011	/s/ Dorothy W. Stapleton
DOROTHY W. STAPLETON

Date: March 23, 2011	/s/ Walker R. Stapleton
WALKER R. STAPLETON

Date: March 23, 2011	/s/ Wendy S. Reyes
WENDY S. REYES, TRUSTEE OF SEPARATE PROPERTY TRUST